Exhibit 99.4

CINCO GROUP

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Memorial Production Partners GP LLC and

Unitholders of Memorial Production Partners LP

We have audited the accompanying combined balance sheets of Cinco Group, as defined in Note 1 of the combined financial statements, as of December 31, 2012 and 2011, and the related combined statements of operations, equity, and cash flows for the years ended December 31, 2012 and 2011. These combined financial statements are the responsibility of the Memorial Production Partners GP LLC’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Cinco Group as of December 31, 2012 and 2011, and the results of their operations and their cash flows the years ended December 31, 2012 and 2011, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the combined financial statements, the balance sheets, and the related statements of operations, equity, and cash flows have been prepared on a combined basis of accounting.

/s/ KPMG LLP

Dallas, Texas

October 1, 2013

CINCO GROUP (SEE NOTE 1)

COMBINED BALANCE SHEETS

(In thousands)

	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$16,450	$6,360
Restricted cash	2,013	--
Accounts receivable:
Oil and natural gas sales	10,813	10,312
Joint interest owners and other	6,226	3,962
Short-term derivative instruments	4,973	5,646
Prepaid expenses and other current assets	3,220	3,351

Total current assets	43,695	29,631
Property and equipment, at cost:
Oil and natural gas properties, successful efforts method	520,579	368,148
Other	3,627	2,806
Accumulated depreciation, depletion and impairment	(90,028)	(59,492)

Oil and natural gas properties, net	434,178	311,462
Long-term derivative instruments	2,571	4,856
Other long-term assets	2,770	2,875

Total assets	$483,214	$348,824

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$14,231	$11,922
Revenues payable	3,773	2,421
Accrued liabilities	3,651	3,934
Short-term derivative instruments	582	1,668

Total current liabilities	22,237	19,945
Long-term debt	169,882	106,101
Asset retirement obligations	13,063	9,650
Long-term derivative instruments	888	1,251
Other long-term liabilities	343	433

Total liabilities	206,413	137,380
Commitments and contingencies (Note 9)
Equity	276,801	211,444

Total liabilities and equity	$483,214	$348,824

See Accompanying Notes to Combined Financial Statements.

CINCO GROUP (SEE NOTE 1)

STATEMENTS OF COMBINED OPERATIONS

(In thousands)

	2012	2011

Revenues:
Oil & natural gas sales	$83,345	$61,512
Other income	1,123	485

Total revenues	$84,468	$61,997

Costs and expenses:
Lease operating	26,663	15,934
Exploration	1,909	709
Production and ad valorem taxes	6,493	4,792
Depreciation, depletion, and amortization	26,646	20,134
Impairment of proved oil and natural gas properties	10,532	3,274
General and administrative	12,323	11,146
Accretion of asset retirement obligations	622	483
(Gain) on commodity derivative instruments	(4,421)	(11,093)
Loss (gain) on sale of properties	(9,333)	(9)
Other, net	(591)	23

Total costs and expenses	70,843	45,393

Operating income	13,625	16,604
Interest expense, net	(5,393)	(4,140)

Net income	$8,232	$12,464

See Accompanying Notes to Combined Financial Statements.

CINCO GROUP (SEE NOTE 1)

STATEMENTS OF COMBINED CASH FLOWS

(In thousands)

	2012	2011

Cash flows from operating activities:
Net income	$8,232	$12,464
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization	26,646	20,134
Impairment of oil and natural gas properties	10,532	3,274
(Gain) loss on derivative instruments	(4,192)	(10,455)
Cash settlements on derivative instruments	6,111	3,324
Premiums paid for derivatives	(411)	(307)
Amortization of loan origination costs	565	382
Accretion of asset retirement obligations	622	483
Loss (gain) on sale of properties	(9,333)	(9)
Asset retirement obligation costs incurred	(5)	(90)
Exploration costs	--	116
Changes in operating assets and liabilities:
Accounts receivable	(2,569)	(7,435)
Prepaid expenses and other	(109)	(2,137)
Payables and accrued liabilities	2,855	9,961

Net cash provided by operating activities	38,944	29,705
Cash flows from investing activities:
Acquisition of oil and natural gas properties	(150,739)	(85,753)
Additions to oil and gas properties	(56,476)	(39,584)
Additions to other property and equipment	(821)	(1,444)
Proceeds from the sale of oil and gas properties	34,021	136
Other	29	(750)

Net cash used in investing activities	(173,986)	(127,395)
Cash flows from financing activities:
Advances on revolving credit facilities	90,000	41,000
Payments on revolving credit facilities	(26,219)	(12,553)
Loan origination fees	(818)	(474)
Contributions	64,597	74,933
Contribution attributable to net assets transferred to NGP affiliate (Note 3)	38,125	--
Distributions	(20,553)	(1,581)

Net cash provided by financing activities	145,132	101,325
Net change in cash and cash equivalents	10,090	3,635
Cash and cash equivalents, beginning of year	6,360	2,725

Cash and cash equivalents, end of year	$16,450	$6,360

Supplemental cash flows:
Cash paid for interest	$4,432	$2,814
Noncash investing and financing activities:
Contribution of oil and gas properties from owners (Note 8)	$6,893	$--
Change in capital expenditures in accounts payable	251	82
Assumptions of asset retirement obligations related to properties acquired	4,966	4,178
Contribution attributable to net assets transferred to NGP affiliate	2,013	--

See Accompanying Notes to Combined Financial Statements.

CINCO GROUP (SEE NOTE 1)

STATEMENTS OF COMBINED EQUITY

(In thousands)

Balance January 1, 2011	$125,590
Net income (loss)	12,464
Contributions	74,933
Distributions	(1,581)
Other	38

Balance December 31, 2011	211,444
Net income (loss)	8,232
Contributions	64,597
Contribution of oil and gas properties	6,893
Distributions	(20,553)
Contribution attributable to net assets transferred to NGP affiliate (Note 3)	40,138
Net book value of net assets transferred to NGP affiliate (Note3)	(33,859)
Other	(91)

Balance December 31, 2012	$276,801

See Accompanying Notes to Combined Financial Statements.

CINCO GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS

Note 1. Background and Basis of Presentation

Background

On July 15, 2013, Memorial Production Partners LP (the “Partnership”) announced that the Partnership, through Memorial Production Operating LLC (“Operating”), its wholly-owned subsidiary, entered into several definitive purchase and sale agreements (collectively, the “Purchase Agreements”) with operating subsidiaries of Memorial Resource Development LLC (“Memorial Resource”) and certain affiliates of Natural Gas Partners (“NGP”) to acquire, through equity and asset transactions, oil and natural gas properties primarily in the Permian Basin, East Texas and the Rockies (collectively, the “Acquisitions”).

Certain private equity funds of NGP, including two of the three NGP funds that control Memorial Resource (collectively, the “Funds”), which controls the Partnership’s general partner, also control Boaz Energy Partners, LLC (“Boaz Energy Partners”), Crown Energy Partners Holdings, LLC (“Crown Holdings”), Propel Energy, LLC (“Propel Energy”) and Stanolind Oil and Gas LP (“Stanolind”), which own certain of the oil and natural gas properties in Texas, New Mexico, and Wyoming being acquired in the Acquisitions. Memorial Resource controls Tanos Energy, LLC (“Tanos”), which owns certain of the oil and natural gas properties in Texas and Alabama being acquired in the Acquisitions. Memorial Resource also controls (i) Black Diamond Minerals, LLC (“Black Diamond”), which owns the outstanding equity interests in Prospect Energy, LLC (“Prospect”), which owns certain of the oil and natural gas properties in Colorado being acquired in the Acquisitions, and (ii) MRD Operating LLC, which owns certain of the oil and natural gas properties in Jackson County, Texas (the “MRD Assets”) being acquired in the Acquisitions.

References to “Cinco Group” for accounting and financial reporting purposes refer to the following that are being acquired by the Partnership in the Acquisitions:

•

Boaz Energy, LLC (“Boaz”), a Delaware limited liability company formed on June 3, 2011, which is engaged in the exploration, development, production, and sale of oil and natural gas in the Permian Basin of West Texas and New Mexico.

•

Crown Energy Partners, LLC (“Crown”), a Delaware limited liability company formed on February 27, 2008, which is engaged in the exploration, development, production, and sale of oil and natural gas in the Greater Green River Basin in southwest Wyoming. Crown commenced operations in January 2010.

•	The Crown net profits overriding royalty interest and overriding royalty interest (“Crown NPI/ORRI”), which was sold and conveyed to an affiliate of NGP in January 2010 by Crown.
•

Propel Energy SPV LLC (“Propel SPV”), together with its wholly-owned subsidiary Propel Energy Services, LLC (“Propel Energy Services”), which are engaged in the exploration, development, production, and sale of oil and natural gas in the Permian Basin of West Texas. Propel SPV is a Delaware limited liability company formed by Propel Energy in September 2013. Propel Energy, which was formed on October 7, 2010, conveyed substantially all of its assets and liabilities, including the outstanding equity interests in Propel Energy Services, to Propel SPV prior to the consummation of the Acquisitions. This legal reorganization was accounted for at historical cost. Propel Energy Services was formed on May 17, 2011 and provides salt water disposal services.

•

Stanolind Oil and Gas SPV LLC (“Stanolind SPV”), a Delaware limited liability company formed by Stanolind during 2013, which is engaged in the exploration, development, production, and sale of oil and natural gas in the Permian Basin of West Texas and New Mexico. Stanolind, which was formed on November 13, 2009, conveyed substantially all of its producing assets and liabilities to Stanolind SPV prior to the consummation of the Acquisitions. This legal reorganization was accounted for at historical cost.

CINCO GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS

•

Tanos, a Delaware limited liability company formed on November 29, 2007, together with its wholly-owned consolidated subsidiaries. Tanos owned certain assets for the periods presented that are not subject to the Purchase Agreements and, therefore, are not included in these combined financial statements. These assets include certain oil and natural gas properties that the Partnership acquired from Tanos in April 2012. Also excluded are certain oil and natural gas properties held by an equity method investment, of which 40% was acquired by the Partnership in conjunction with its initial public offering in December 2011 and the remaining 60% was acquired by the Partnership in March 2013.

•	Prospect, which was formed on May 29, 2009 by Black Diamond.
•	The MRD Assets.

On October 1, 2013, the Partnership acquired substantially all of the Cinco Group for approximately $603 million, subject to customary post-closing adjustments.

Basis of Presentation

These combined financial statements of the Cinco Group are prepared in connection with the Acquisitions. The accompanying combined financial statements and related notes include the accounts of Boaz, Crown, Crown NPI/ORRI, Propel SPV, Stanolind SPV, Tanos, Prospect, and the MRD Assets, all of which were under common control and management of NGP. These combined financial statements have been prepared from the historical accounting records maintained by Boaz Energy Partners, Crown Holdings, Propel Energy, Stanolind, and Memorial Resource. These combined financial statements may not necessarily be indicative of the condition that would have existed or the results of operations that would have occurred if the Cinco Group had been operated as a separate and unaffiliated entity. All material intercompany transactions and balances have been eliminated in preparation of the combined financial statements. The accompanying combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In the opinion of management, all adjustments necessary for a fair presentation of the financial statements have been made.

Note 2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Significant estimates include, but are not limited to, oil and natural gas reserves; depreciation, depletion, and amortization of proved oil and natural gas properties; future cash flows from oil and natural gas properties; impairment of long-lived assets; fair value of derivatives; fair values of assets acquired and liabilities assumed in business combinations and asset retirement obligations.

Cash and Cash Equivalents

Cash and cash equivalents represent unrestricted cash on hand and all highly liquid investments with original contractual maturities of three months or less.

Concentrations of Credit Risk

Cash balances, accounts receivable, and derivative financial instruments are financial instruments potentially subject to credit risk. Cash and cash equivalents are maintained in bank deposit accounts which, at times, may exceed the federally insured limits. Derivative financial instruments are generally executed with major financial institutions that expose the Cinco Group to market and credit risks and which may, at times, be concentrated with certain counterparties. The credit worthiness of the counterparties is subject to continual review. The Cinco Group relies upon netting arrangements with counterparties to reduce credit exposure. The Cinco Group has not experienced any losses from such instruments.

CINCO GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS

Oil and natural gas are sold to a variety of purchasers, including intrastate and interstate pipelines or their marketing affiliates and independent marketing companies. Accounts receivable from joint operations are from a number of oil and natural gas companies, partnerships, individuals, and others who own interests in the properties operated by the Cinco Group. Generally, operators of crude oil and natural gas properties have the right to offset future revenues against unpaid charges related to operated wells, minimizing the credit risk associated with these receivables. Additionally, management believes that any credit risk imposed by a concentration in the oil and natural gas industry is mitigated by the creditworthiness of its customer base. An allowance for doubtful accounts is recorded after all reasonable efforts have been exhausted to collect or settle the amount owed. Any amounts outstanding longer than the contractual terms are considered past due. Management determined that an allowance for uncollectible accounts was unnecessary at both December 31, 2012 and 2011, respectively.

If the Cinco Group were to lose any one of its customers, the loss could temporarily delay the production and sale of oil and natural gas in the related producing region. If the Cinco Group were to lose any single customer, the Cinco Group believes that a substitute customer to purchase the impacted production volumes could be identified. However, if one or more of their larger customers ceased purchasing oil or natural gas altogether, the loss of such customer could have a detrimental effect on production volumes in general and on the ability to find substitute customers to purchase production volumes.

Oil and Natural Gas Properties

Oil and natural gas exploration, development and production activities are accounted for in accordance with the successful efforts method of accounting. Under this method, costs of acquiring properties, costs of drilling successful exploration wells, and development costs are capitalized. The costs of exploratory wells are initially capitalized pending a determination of whether proved reserves have been found. At the completion of drilling activities, the costs of exploratory wells remain capitalized if determination is made that proved reserves have been found. If no proved reserves have been found, the costs of each of the related exploratory wells are charged to expense. In some cases, a determination of proved reserves cannot be made at the completion of drilling, requiring additional testing and evaluation of the wells. The costs of such exploratory wells are expensed if a determination of proved reserves has not been made within a twelve-month period after drilling is complete. Exploration costs such as geological, geophysical, and seismic costs are expensed as incurred.

As exploration and development work progresses and the reserves on these properties are proven, capitalized costs attributed to the properties are subject to depreciation and depletion. Depletion of capitalized costs is provided using the units-of-production method based on proved oil and gas reserves related to the associated field.

On the sale or retirement of a complete or partial unit of a proved property or pipeline and related facilities, the cost and related accumulated depreciation, depletion, and amortization are removed from the property accounts, and any gain or loss is recognized.

There were no material capitalized exploratory drilling costs pending evaluation at December 2012 and 2011.

Oil and Gas Reserves

The estimates of proved oil and natural gas reserves utilized in the preparation of the consolidated and combined financial statements are estimated in accordance with the rules established by the United States Securities and Exchange Commission (“SEC”) and the Financial Accounting Standards Board (“FASB”). These rules require that reserve estimates be prepared under existing economic and operating conditions using a trailing 12-month average price with no provision for price and cost escalations in future years except by contractual arrangements.

CINCO GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS

Reserve estimates are inherently imprecise. Accordingly, the estimates are expected to change as more current information becomes available. Oil and gas properties are depleted by field using the units-of-production method. Capitalized drilling and development costs of producing oil and natural gas properties are depleted over proved developed reserves and leasehold costs are depleted over total proved reserves. It is possible that, because of changes in market conditions or the inherent imprecision of reserve estimates, the estimates of future cash inflows, future gross revenues, the amount of oil and natural gas reserves, the remaining estimated lives of oil and natural gas properties, or any combination of the above may be increased or decreased. Increases in recoverable economic volumes generally reduce per unit depletion rates while decreases in recoverable economic volumes generally increase per unit depletion rates.

Impairments

Proved oil and natural gas properties are reviewed for impairment when events and circumstances indicate a possible decline in the recoverability of the carrying value of such properties, such as a downward revision of the reserve estimates, less than expected production, drilling results, higher operating and development costs, or lower commodity prices. The estimated undiscounted future cash flows expected in connection with the property are compared to the carrying value of the property to determine if the carrying amount is recoverable. If the carrying value of the property exceeds its estimated undiscounted future cash flows, the carrying amount of the property is reduced to its estimated fair value using Level 3 inputs. The factors used to determine fair value include, but are not limited to, estimates of proved reserves, future commodity prices, the timing of future production and capital expenditures and a discount rate commensurate with the risk reflective of the lives remaining for the respective oil and gas properties. Impairment expense for the years ended December 31, 2012 and 2011 was approximately $10.5 million and $3.3 million, respectively.

Asset Retirement Obligations

An asset retirement obligation associated with retiring long-lived assets is recognized as a liability on a discounted basis in the period in which the legal obligation is incurred and becomes determinable, with an equal amount capitalized as an addition to oil and natural gas properties, which is allocated to expense over the useful life of the asset. Generally, oil and gas producing companies incur such a liability upon acquiring or drilling a well. Accretion expense is recognized over time as the discounted liabilities are accreted to their expected settlement value. Upon settlement of the liability, a gain or loss is recognized as a component of exploration costs to the extent the actual costs differ from the recorded liability. See Note 6 for further discussion of asset retirement obligations.

Other Property & Equipment

Other property and equipment is stated at historical cost and is comprised primarily of vehicles, furniture, fixtures, and computer hardware and software. Depreciation of other property and equipment is generally calculated using the straight-line method based on estimated useful lives of three to five years.

Debt Issuance Costs

These costs are recorded on the balance sheet and amortized over the term of the associated debt using the straight-line method which approximates the effective yield method. Amortization expense for the years ended December 31, 2012 and 2011 was approximately $0.6 million and $0.4 million, respectively.

Revenue Recognition

Revenue from the sale of oil and natural gas is recognized when title passes, net of royalties due to third parties. Oil and natural gas revenues are recorded using the sales method. Under this method, revenues are recognized based on actual volumes of oil and natural gas sold to purchasers, regardless of whether the sales are proportionate to our ownership in the property. An asset or a liability is recognized to the extent that there is an imbalance in excess of the proportionate share of the remaining recoverable reserves on the underlying properties. No significant imbalances existed at December 31, 2012 or 2011.

CINCO GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS

The following individual customers each accounted for 10% or more of total reported revenues for the period indicated:

	Years Ending December 31,
	2012	2011

Major customers:
Sunoco, Inc.	16%	n/a
Plains Marketing, LP	13%	15%
ConocoPhillips Company	12%	n/a
Enserco Energy, Inc.	n/a	12%

Derivative Instruments

Commodity derivative financial instruments (e.g., swaps, floors, collars, and put options) are used to reduce the impact of natural gas and oil price fluctuations. Interest rate swaps are used to manage exposure to interest rate volatility, primarily as a result of variable rate borrowings under credit facilities. Every derivative instrument is recorded on the balance sheet as either an asset or liability measured at its fair value. Changes in the derivative’s fair value are recognized in earnings as none of the entities or assets that comprise the Cinco Group elected hedge accounting for any of its derivative positions.

Income Tax

Each of the Cinco Group entities is organized as a pass-through entity for income tax purposes. As a result, their members are responsible for federal income taxes on their share of the combined taxable income. Certain Cinco Group entities are also subject to the Texas margin tax and certain aspects of the tax make it similar to an income tax as the tax is assessed on 1% of taxable margin apportioned to operations in Texas.

The Cinco Group must recognize the tax effects of any uncertain tax positions adopted, if the position taken is more likely than not sustainable based on its technical merits. If a tax position meets such criteria, the tax effect that would be recognized by the Cinco Group would be the largest amount of benefit with more than a 50% chance of being realized. There were no uncertain tax positions that required recognition in the financial statements at December 31, 2012 or 2011.

Current Liabilities

Current accrued liabilities consisted of the following at the dates indicated (in thousands):

	December 31,	December 31,
	2012	2011

Accrued lease operating expense	$1,417	$991
Accrued ad valorem	811	1,031
Accrued severance and other production taxes	523	721
Accrued interest payable	130	318
Other	770	873

	$3,651	$3,934

Incentive Units

The governing documents of certain entities within the Cinco Group provide for the issuance of incentive units. The incentive units are accounted for as liability awards with compensation expense based on period-end fair value. The incentive units are subject to performance conditions that affects their vesting. Compensation cost is recognized only if the performance condition is probable of being satisfied at each reporting date. Sufficient cash flows from operations or otherwise must be generated to support the declaration of a distribution large enough to trigger the vesting of the incentive units. No compensation cost has been recorded related to incentive units for the periods presented; however, Tanos recognized compensation expense related to the forfeiture of incentive units during April 2013 as further discussed in Note 11.

New Accounting Pronouncements

Fair Value Measurements. In May 2011, the FASB issued an accounting standard update that amended previous fair value measurement and disclosure guidance. These amendments generally involve clarifications on how to measure and disclose fair value amounts recognized in the financial statements. They also expand the disclosure requirements, particularly for Level 3 fair value measurements, to include a description of the valuation processes used and an analysis of the sensitivity of the fair value measurements to changes in unobservable inputs and the interrelationships between those unobservable inputs, if any. The Cinco Group adopted this guidance on January 1, 2012 prospectively, and the guidance did not have a material impact on the combined financial statements.

CINCO GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS

Offsetting Disclosure Requirements. In December 2011, the FASB issued an accounting standard update intended to enhance current disclosure requirements on offsetting financial assets and liabilities. In January 2013, the FASB issued an accounting standard update to clarify the scope of offsetting disclosure requirements. The new disclosure requirements will require the disclosure of both gross and net information about derivatives, repurchase agreements and reverse purchase agreements, and securities borrowing and securities lending transactions eligible for offset on the balance sheet or subject to a master netting arrangement or similar agreement. Disclosure of collateral received and posted in connection with master netting agreements or similar arrangements is also required. The disclosures will be effective for annual and interim periods beginning on or after January 1, 2013, and must be applied retrospectively. The Cinco Group does not believe adoption of this new guidance will have a significant impact on the combined financial statements.

Note 3. Acquisitions and Divestitures

The third party acquisitions discussed below were accounted for under the acquisition method of accounting. Accordingly, the Cinco Group conducted assessments of net assets acquired and recognized amounts for identifiable assets acquired and liabilities assumed at their estimated acquisition date fair values, while acquisition costs associated with the acquisitions were expensed as incurred. The operating revenues and expenses of acquired properties are included in the accompanying financial statements from their respective closing dates forward. The transactions were financed through capital contributions and borrowings under credit facilities.

The fair values of oil and natural gas properties are measured using valuation techniques that convert future cash flows to a single discounted amount. Significant inputs to the valuation of oil and natural properties include estimates of: (i) economic reserves; (ii) future operating and development costs; (iii) future commodity prices; and (iv) a market-based weighted average cost of capital.

2012 Acquisitions

Collectively, the Cinco Group consummated multiple acquisitions during 2012 by acquiring operating and non-operating interests in certain oil and natural gas properties primarily located in various Texas and New Mexico counties for an aggregate adjusted purchase price of $150.7 million, the largest of which was completed in July by Stanolind. In July 2012, Stanolind completed an acquisition of working interests, royalty interests and net revenue interests (the “Menemsha Acquisition”) located in various counties in Texas for a final purchase price of $74.7 million. During the year ended December 31, 2012, approximately $4.9 million of revenue and $0.9 million of earnings were recorded in the statements of operations related to the Menemsha Acquisition subsequent to the closing date.

The following table summarizes the fair value of the assets acquired and liabilities assumed as of each acquisition date (in thousands).

	Menemsha Acquisition	Other Acquisitions

Oil and gas properties	$75,114	$ 80,591
Asset retirement obligations	(408)	(4,558)

Total identifiable net assets	$74,706	$76,033

The following unaudited pro forma combined results of operations are provided for the twelve month periods ended December 31, 2012 and 2011 as though the Menemsha Acquisition had been completed on January 1, 2011. The unaudited pro forma financial information was derived from the Cinco Group historical combined statements of operations and adjusted to include: (i) the revenues and direct operating expenses associated with oil and gas properties acquired, (ii) depletion expense applied to the adjusted basis of the properties acquired and (iii) interest expense on additional borrowings necessary to finance the acquisition. The unaudited pro forma financial information does not purport to be indicative of results of operations that would have occurred had the transaction occurred on the basis assumed above, nor is such information indicative of expected future results of operations.

CINCO GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS

	For the Year Ended December 31,
	2012	2011
	(In thousands)
Revenues	$91,036	$75,543
Net income	11,732	19,441

Acquisition-related costs. Approximately $0.8 million of acquisition-related costs are included in general and administrative expense in the accompanying statements of operations for the year ended December 31, 2012.

2011 Acquisitions

Collectively, the Cinco Group consummated several individually insignificant acquisitions during 2011 by acquiring operating and non-operating interests in certain oil and natural gas properties located primarily in various Texas counties and offshore Louisiana for an aggregate adjusted purchase price of $85.8 million.

The following table summarizes the fair value of the assets acquired and liabilities assumed as of each acquisition date (in thousands).

Oil and gas properties	$90,351
Other liabilities	(420)
Asset retirement obligations	(4,178)

Total identifiable net assets	$85,753

Acquisition-related costs. Approximately $1.1 million of acquisition-related costs are included in general and administrative expense in the accompanying statements of operations for the year ended December 31, 2011.

Divestitures

The Cinco Group sold certain interests in oil and gas properties offshore Louisiana during 2012 for an aggregate $40.1 million to an NGP controlled entity, of which $38.1 million was received. As of December 31, 2012, the remaining proceeds were held in escrow and included in restricted cash in the balance sheet. The remaining proceeds were released from escrow in April 2013. Due to common control considerations, the proceeds from the sale exceeded the net book value of the properties sold by $6.3 million and was recognized in the equity statement as a net contribution.

On July 11, 2012, the Cinco Group completed the sale of a portion of its oil and gas assets located in Garza County, Texas to a third party for $26.1 million and recognized a gain of approximately $7.6 million. On September 18, 2012, the Cinco Group completed the sale of a portion of its oil and gas assets located in Ector County, Texas to third party for $4.7 million and recognized a gain of approximately $2.2 million.

The majority of the proceeds generated from these sales were used to acquire operating and non-operating interests in certain oil and natural gas properties located primarily in various Texas and New Mexico counties.

Note 4.  Fair Value Measurements of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at a specified measurement date. Fair value estimates are based on either (i) actual market data or (ii) assumptions that other market participants would use in pricing an asset or liability, including estimates of risk. A three-tier hierarchy has been established that classifies fair value amounts recognized or disclosed in the financial statements. The hierarchy considers fair value amounts based on observable inputs (Levels 1 and 2) to be more reliable and predictable than those based primarily on unobservable inputs (Level 3). The characteristics of fair value amounts classified within each level of the hierarchy are described as follows:

Level 1 — Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. An active market is one in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 — Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability. Substantially all of these inputs are observable in the marketplace throughout the full term of the instrument, can be derived from observable data, or are supported by observable levels at which transactions are executed in the marketplace. At December 31, 2012 and 2011, all of the derivative instruments reflected on the accompanying balance sheets were considered Level 2.

Level 3 — Measure based on prices or valuation models that require inputs that are both significant to the fair value measurement and are less observable from objective sources (i.e., supported by little or no market activity).

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The carrying values of cash and cash equivalents, accounts receivables, accounts payables (including accrued liabilities) and amounts outstanding under long-term debt agreements included in the accompanying balance sheets approximated fair value at December 31, 2012 and December 31, 2011.

The fair market values of the derivative financial instruments reflected on the balance sheets as of December 31, 2012 and December 31, 2011 were based on estimated forward commodity prices and forward interest rate yield curves. Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement in its entirety. The significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels. The following table presents the derivative assets and liabilities that are measured at fair value on a recurring basis at December 31, 2012 and December 31, 2011 for each of the fair value hierarchy levels:

	Fair Value Measurements at December 31, 2012 Using
	Quoted Prices in Active Market (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value

	(In thousands)
Assets:
Commodity derivatives	$--	$9,342	$--	$9,342

Liabilities:
Commodity derivatives	$--	$2,883	$--	$2,883
Interest rate derivatives	--	385	--	385

Total liabilities	$--	$3,268	$--	$3,268

	Fair Value Measurements at December 31, 2011 Using
	Quoted Prices in Active Market (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value

	(In thousands)
Assets:
Commodity derivatives	$--	$12,024	$-	$12,024

Liabilities:
Commodity derivatives	$--	$3,934	$--	$3,934
Interest rate derivatives	--	507	--	507

Total liabilities	$--	$4,441	$--	$4,441

See Note 5 for additional information regarding our derivative instruments.

CINCO GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

Certain assets and liabilities are reported at fair value on a nonrecurring basis as reflected on the balance sheets. The following methods and assumptions are used to estimate the fair values:

•

The fair value of asset retirement obligations (“AROs”) is based on discounted cash flow projections using numerous estimates, assumptions, and judgments regarding such factors as the existence of a legal obligation for an ARO; amounts and timing of settlements; the credit-adjusted risk-free rate; and inflation rates. See Note 6 for a summary of changes in AROs.

•

If sufficient market data is not available, the determination of the fair values of proved and unproved properties acquired in transactions accounted for as business combinations are prepared by utilizing estimates of discounted cash flow projections. The factors to determine fair value include, but are not limited to, estimates of: (i) economic reserves; (ii) future operating and development costs; (iii) future commodity prices; and (iv) a market-based weighted average cost of capital.

•

Proved oil and natural gas properties are reviewed for impairment when events and circumstances indicate a possible decline in the recoverability of the carrying value of such properties. The factors used to determine fair value include, but are not limited to, estimates of proved reserves, future commodity prices, the timing of future production and capital expenditures and a discount rate commensurate with the risk reflective of the lives remaining for the respective oil and gas properties.

During 2011, approximately $1.7 million of the $3.3 million of impairments related to a particular lease in the Dimmitt (Delaware Cons) Field located in the Permian Basin that Propel Energy had acquired in June 2011. During 2012, approximately $8.0 million of the $10.5 million of impairments related to a particular lease in the Elkhorn (Ellenburger) and Canyon Fields located in the Permian Basin that Propel Energy had acquired in April 2012. The lease in the Dimmitt (Delaware Cons) Field that was impaired during 2011 was further impaired by approximately $1.7 million during 2012. For these impairments, the estimated future cash flows expected from properties in these fields were compared to their carrying values and determined to be unrecoverable as a result of a downward revision of estimated proved reserves due to unfavorable drilling results in the area.

Note 5.  Risk Management and Derivative Instruments

Derivative instruments are utilized to manage exposure to commodity price and interest rate fluctuations and achieve a more predictable cash flow in connection with natural gas and oil sales from production and borrowing related activities. These transactions limit exposure to declines in prices or increases in interest rates, but also limit the benefits that would be realized if prices increase or interest rates decrease.

Certain inherent business risks are associated with commodity and interest derivative contracts, including market risk and credit risk. Market risk is the risk that the price of natural gas or oil will change, either favorably or unfavorably, in response to changing market conditions. Credit risk is the risk of loss from nonperformance by the counterparty to a contract. The Cinco Group enters into derivative contracts, including interest rate swaps, only with counterparties that are creditworthy financial institutions deemed by management as competent and competitive market makers. Each of the counterparties to the Cinco Group derivative contracts is a lender under each of their respective credit agreements. While collateral is generally not required to be posted by counterparties, credit risk associated with derivative instruments is minimized by limiting exposure to any single counterparty and entering into derivative instruments only with counterparties that are large financial institutions, which management believes present minimal credit risk. Additionally, master netting agreements are used to mitigate risk of loss due to default with counterparties on derivative instruments. Entities within the Cinco Group have also entered into International Swaps and Derivatives Association Master Agreements (“ISDA Agreements”) with each of their respective counterparties. The terms of the ISDA Agreements provide each such entity within the Cinco Group and each of their respective counterparties with rights of set-off upon the occurrence of defined acts of default, whereby the party not in default may set-off all liabilities owed to the defaulting party against all net derivative asset receivables from the defaulting party. Cinco Group’s maximum credit exposure for derivative instruments was $6.1 million at December 31, 2012. See Note 7 for additional information in regards to the Cinco Group revolving credit facilities.

CINCO GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS

Commodity Derivatives

A combination of commodity derivatives (e.g., floating-for-fixed swaps, collars, and calls) is used to manage exposure to commodity price volatility. Generally, natural gas derivative contracts are entered into and indexed to NYMEX Henry Hub and regional indices that are in proximity to the Cinco Group areas of production. Generally, oil derivative contracts are entered into and indexed to NYMEX WTI. At December 31, 2012, the Cinco Group had the following open commodity positions:

	2013	2014	2015
Natural Gas Derivative Contracts:
Fixed price swap contracts:
Average Monthly Volume (MMBtu)	100,000	90,000	--
Weighted-average fixed price	$4.29	$3.81	$--

Crude Oil Derivative Contracts:
Fixed price swap contracts:
Average Monthly Volume (Bbls)	21,000	15,000	--
Weighted-average fixed price	$95.11	$94.54	$--

Collar contracts:
Average Monthly Volume (Bbls)	24,000	13,000	5,000
Weighted-average floor price	$83.33	$78.85	$80.00
Weighted-average ceiling price	$104.28	$98.72	$94.00

Call contracts:
Average Monthly Volume (Bbls)	10,000	--	--
Weighted-average fixed price	$115.00	$--	$--

Interest Rate Swaps

At December 31, 2012, certain of the Cinco Group entities had the following interest rate swap open positions:

Credit Facility (see Note 7)	Period Covered	Notional ($ in thousands)	Floating Rate	Fixed Rate	Fixed Rate Payer
Propel Energy	June 2012 to June 2014	$11,500	1 Month LIBOR	0.500%	Propel Energy
Tanos	December 2010 to December 2013	$20,000	1 Month LIBOR	1.360%	Tanos
Tanos	December 2010 to December 2013	$10,000	1 Month LIBOR	1.365%	Tanos

In April 2013, Tanos novated its interest rate swaps to Memorial Resource.

Balance Sheet Presentation

The following table summarizes the gross fair value of derivative instruments by the appropriate balance sheet classification even when the derivative instruments are subject to netting arrangements and qualify for net presentation on the balance sheet and the net recorded fair value as reflected on the balance sheet at December 31:

		Asset Derivatives		Liability Derivatives

Type	Balance Sheet Location	2012	2011	2012	2011

		(In thousands)

Commodity contracts	Short-term derivative instruments	$5,651	$6,385	$883	$2,103
Interest rate swaps	Short-term derivative instruments	--	--	377	304

Gross fair value		5,651	6,385	1,260	2,407
Netting arrangements	Short-term derivative instruments	(678)	(739)	(678)	(739)

Net recorded fair value	Short-term derivative instruments	$4,973	$5,646	$582	$1,668

Commodity contracts	Long-term derivative instruments	$3,691	$5,639	$2,000	$1,831
Interest rate swaps	Long-term derivative instruments	--	--	8	203

Gross fair value		3,691	5,639	2,008	2,034
Netting arrangements	Long-term derivative instruments	(1,120)	(783)	(1,120)	(783)

Net recorded fair value	Long-term derivative instruments	$2,571	$4,856	$888	$1,251

CINCO GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS

(Gains) Losses on Derivatives

None of the entities or assets that comprise the Cinco Group designate derivative instruments as hedging instruments for financial reporting purposes. Accordingly, all gains and losses, including unrealized gains and losses from changes in the derivative instruments’ fair values, have been recorded in the accompanying statements of operations. The following table details the unrealized and realized gains and losses related to derivative instruments for the years ending December 31, 2012 and 2011:

Derivative Instruments	Statements of Operations Location	2012	2011
		(In thousands)

Commodity derivative contracts	(Gain) on commodity derivatives	$(4,421)	$(11,093)
Interest rate swaps	Interest expense, net	229	638

Note 6.  Asset Retirement Obligations

The Cinco Group asset retirement obligations primarily relate to their portion of future plugging and abandonment of wells and related facilities. The following table represents a reconciliation of the asset retirement obligations for the years ended December 31, 2012 and 2011:

	2012	2011

	(In thousands)

Asset retirement obligations at beginning of year	$9,650	$5,340
Liabilities added from acquisitions or drilling	5,439	4,240
Liabilities removed upon sale of wells	(1,796)	--
Liabilities removed upon plugging and abandoning	(30)	(229)
Accretion expense	622	483
Revision of estimates	(822)	(184)

Asset retirement obligations at end of year	$13,063	$9,650

Note 7.  Long Term Debt

The Cinco Group debt obligations under revolving credit facilities consisted of the following at the dates indicated:

	December 31,	December 31,
	2012	2011
	(In thousands)

Stanolind $250.0 revolving credit facility, variable-rate, due July 2017	$85,750	$24,450
Boaz $75.0 million revolving credit facility, variable-rate, terminated October 2013	29,500	14,300
Crown $75.0 million revolving credit facility, variable-rate, terminated October 2013	13,882	17,351
Tanos $250.0 million revolving credit facility, variable-rate, terminated April 2013	25,250	37,500
Propel Energy $200.0 million revolving credit facility, variable-rate, due June 2015	15,500	12,500

Total long-term debt	$169,882	$106,101

Each of the revolving credit facilities contain customary covenants and restrictive provisions, including but not limited to: (i) limitation on indebtedness and liens, (ii) limitations on restricted payments, (iii) limitation on investments and acquisitions, (iv) limitations on transactions with affiliates, (v) limitation on mergers, consolidation and asset sales, and (vi) limitations on commodity hedging and interest rate hedging. Each of the revolving credit facilities also includes financial maintenance covenants that require each borrower to meet certain financial performance criteria periodically (e.g., minimum current ratio and debt ratio). The definitions and required ratios are set forth in each credit facility.

CINCO GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS

Each of the credit facilities contain customary and other events of default, including but not limited to: (i) failure to make payments when due, (ii) breach of any covenants continuing beyond the cure period, (iii) default under any other material debt, (iv) change in management or change of control, and (v) certain material adverse effects on the business of the loan parties. Upon an event of default, revolving credit commitments could be terminated and any outstanding indebtedness under such revolving credit facility, together with accrued interest, fees and other obligations under such credit facility, could be declared immediately due and payable.

Borrowing Base

Credit facilities tied to borrowing bases are common throughout the oil and gas industry. Each of the revolving credit facilities’ borrowing base is subject to redetermination on at least a semi-annual basis primarily based on estimated proved reserves. The borrowing base for each credit facility was the following at the date indicated:

December 31,
2012
(In thousands)

Stanolind $250.0 revolving credit facility, variable-rate, due July 2017	$97,000
Boaz $75.0 million revolving credit facility, variable-rate, terminated October 2013	35,000
Crown $75.0 million revolving credit facility, variable-rate, terminated October 2013	25,000
Tanos $250.0 million revolving credit facility, variable-rate, terminated April 2013	45,000
Propel Energy $200.0 million revolving credit facility, variable-rate, due June 2015	16,000

Total borrowing base	$218,000

Weighted-Average Interest Rates

The following table presents the weighted-average interest rates paid on the Cinco Group’s combined variable-rate debt obligations for the periods presented:

	For the Year Ended December 31,

	2012	2011

Stanolind revolving credit facility	3.76%	3.88%
Boaz revolving credit facility	3.12%	3.47%
Crown revolving credit facility	4.20%	5.55%
Tanos revolving credit facility	2.31%	2.55%
Propel Energy revolving credit facility	3.28%	3.23%

Generally, borrowings under each revolving credit facility bear interest, at the borrower’s option, at either: (i) the Alternative Base Rate (as defined within each credit facility) plus a margin that varies according to the borrowing base usage (which is the ratio of outstanding borrowings and letters of credit to the borrowing base then in effect), or (ii) the applicable LIBOR plus a margin that varies according to the borrowing base usage. The unused portion of the borrowing base will be subject a commitment fee that varies according to the borrowing base usage.

Unamortized Deferred Financing Costs

Unamortized deferred financing costs associated with the revolving credit facilities were as follows at the dates indicated:

December 31,	December 31,

2012	2011

(In thousands)
$ 1,481	$1,228

CINCO GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS

Stanolind Revolving Credit Agreement

On September 9, 2010, Stanolind entered into a multi-year $50.0 million senior secured revolving credit agreement, which is collateralized by substantially all of Stanolind’s oil and gas properties. During 2012, the credit agreement was amended, which amendment, among other things: (i) increased the aggregate maximum credit to $250.0 million and (ii) increased the borrowing base to $75.0 million. The borrowing base was redetermined subsequent to the amendment date and set at $97.0 million. The maturity date of the credit facility is July 13, 2017. All of Stanolind’s indebtedness outstanding under the revolving credit facility is attributable to Stanolind SPV. On October 1, 2013, the debt balance then outstanding under the revolving credit facility and all accrued interest was paid off in full by the Partnership on behalf of Stanolind.

Boaz Revolving Credit Agreement

On August 1, 2011, Boaz entered into a multi-year $75.0 million senior secured revolving credit agreement, which is collateralized by substantially all of Boaz’s oil and gas properties. The maturity date of the credit facility is August 31, 2015. On October 1, 2013, the debt balance then outstanding under the revolving credit facility and all accrued interest was paid off in full and the Boaz revolving credit facility was terminated.

Crown Revolving Credit Agreement

On January 28, 2010, Crown entered into a multi-year $75.0 million senior secured revolving credit agreement, which is collateralized by substantially all of Crown’s oil and gas properties. The maturity date of the credit facility is October 25, 2016. On October 1, 2013, the debt balance then outstanding under the revolving credit facility and all accrued interest was paid off in full and the Crown revolving credit facility was terminated.

Tanos Revolving Credit Facility

On December 16, 2010, Tanos entered into an amended and restated credit agreement with various lenders, which consists of a four-year, $250.0 million revolving credit facility, which is collateralized by substantially all of Tanos’ oil and gas properties.

Subsequent event.    On April 1, 2013, indebtedness then outstanding under the revolving credit facility of $27.0 million was repaid and on April 25, 2013 all accrued interest was paid off in full and the Tanos revolving credit facility was terminated. On April 25, 2013, Memorial Resource entered into a second amendment to its credit agreement, which among other things designated Tanos together with its consolidating subsidiaries as additional guarantors.

Propel Energy Revolving Credit Agreement

On June 15, 2011, Propel Energy entered into a multi-year $200.0 million senior secured revolving credit agreement, which is collateralized by substantially all of Propel Energy’s oil and gas properties. The maturity date of the credit facility is June 15, 2015. All of Propel Energy’s indebtedness outstanding under the revolving credit facility is attributable to Propel SPV. On October 1, 2013, the debt balance then outstanding under the revolving credit facility and all accrued interest was paid off in full by the Partnership on behalf of Propel Energy.

Note 8.  Related Party Transactions

Certain of the Cinco Group entities entered into an advisory service, reimbursement, and indemnification agreements with NGP. These agreements generally required that an annual advisory fee be paid to NGP. Fees paid under these agreements for the years ended December 31, 2012 and 2011 were approximately $0.4 million for each period.

Certain of the Cinco Group entities also paid a financing fee equal to a percentage of the capital contributions raised by NGP. These fees were considered a syndication cost and reduced equity contributions for financing fees paid. Fees for the years ended December 31, 2012 and 2011 were approximately $0.6 million and $1.4 million, respectively.

CINCO GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS

During 2012, the Cinco Group received an equity contribution of $6.9 million of oil and gas properties in the Hendricks Field located in the Permian Basin of Texas by an NGP controlled entity. Due to common control considerations, this equity contribution was recorded at historical cost of the properties.

During 2012, Boaz reimbursed a member of its management team approximately $0.3 million in general, administrative, and lease operating expenses related to an oral lease agreement between the member of management and a third party for a field office and yard located in Bronte, Texas.

See Note 3 for additional information regarding the divestiture of certain interests in oil and gas properties offshore Louisiana that the Cinco Group sold during 2012 to an NGP controlled entity.

Note 9.  Commitments and Contingencies

Litigation & Environmental

As part of normal business activities, the Cinco Group may be named as defendants in litigation and legal proceedings, including those arising from regulatory and environmental matters. Although the Cinco Group is insured against various risks, there is no assurance that the nature and amount of such insurance will be adequate, in every case, to indemnify the Cinco Group against liabilities arising from future legal proceedings. The Cinco Group is not aware of any pending or threatened litigation believed to be reasonably likely to have a significant adverse effect on the combined financial position, results of operations or cash flows of the Cinco Group.

Environmental costs for remediation are accrued based on estimates of known remediation requirements. Such accruals are based on management’s best estimate of the ultimate cost to remediate a site and are adjusted as further information and circumstances develop. Those estimates may change substantially depending on information about the nature and extent of contamination, appropriate remediation technologies and regulatory approvals. Expenditures to mitigate or prevent future environmental contamination are capitalized. Ongoing environmental compliance costs are charged to expense as incurred. In accruing for environmental remediation liabilities, costs of future expenditures for environmental remediation are not discounted to their present value, unless the amount and timing of the expenditures are fixed or reliably determinable. At December 31, 2012 and 2011, there were no accrued environmental liabilities.

Operating Leases

For the years ended December 31, 2012 and 2011, the Cinco Group recognized rent expense of $1.4 million and $0.6 million, respectively, associated with equipment rentals, office space and surface rentals.

Amounts shown in the following table represent minimum lease payment obligations under non-cancelable operating leases with a remaining term in excess of one year as of December 31, 2012:

	Payment or Settlement due by Period
Lease Obligations	Total	2013	2014	2015	2016	2017	Thereafter
	(In thousands)

Operating leases	$843	$441	$341	$61	$--	$--	$--

Note 10.  Defined Contribution Plans

Certain Cinco Group entities made matching contributions to defined contribution plans for the benefit of their eligible employees. Matching employer contributions of approximately $0.2 million and $0.1 million were made to these plans in 2012 and 2011, respectively. Such contributions to these plans are included in general and administrative expenses in the accompanying combined statements of operations.

CINCO GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS

 Note 11.  Subsequent Events

Purchase & Sale Agreement

Propel Energy acquired incremental interests in certain oil and gas properties and leases in the Hendrick Field located in Winkler County, Texas from two third parties in three separate transactions for approximately $8.5 million during the seven months ended July 31, 2013. The purchase price was allocated to oil and gas properties. These acquisitions were funded with cash on hand.

Tanos Management Team Equity Interest

On April 1, 2013, Tanos’ management team sold its 1.066% interest in Tanos to Memorial Resource and all incentive units held were forfeited. In connection with this sale, all of Tanos’ employees resigned and became employees of Tanos Exploration II, LLC (“Tanos II”), a Texas limited liability company controlled by the former management team of Tanos. Effective April 1, 2013, Tanos II entered into a Transition Services Agreement with Tanos, whereby Tanos II would manage the operations of Tanos for up to a 6-month period of time. Tanos II is an unrelated entity.

The governing documents of Tanos provided for the issuance of incentive units. Tanos granted incentive units to certain of its members who were key employees at the time of grant. Holders of incentive units were entitled to distributions when declared, but only after cumulative distribution thresholds had been achieved (i.e., recovery of specified members’ capital contributions plus a rate of return). These incentive units were accounted for as liability awards with compensation expense based on period-end fair value. The incentive units were subject to performance conditions that affected their vesting. Compensation cost was recognized only if the performance condition was probable of being satisfied at each reporting date. Sufficient cash flows from operations or otherwise had to be generated to support the declaration of a distribution large enough to trigger the vesting of the incentive units. No compensation cost was recorded related to incentive units prior to the incentive units being forfeited on April 1, 2013. Compensation expense of approximately $5.8 million was recorded by Tanos and recognized as general and administrative expense during April 2013.

Note 12.  Supplemental Oil and Gas Information (Unaudited)

Capitalized Costs Relating to Oil and Natural Gas Producing Activities

The total amount of capitalized costs relating to oil and natural gas producing activities and the total amount of related accumulated depreciation, depletion and amortization is as follows at the dates indicated.

	Years Ended December 31,

	2012	2011

	(In thousands)
Evaluated oil and natural gas properties	$515,575	$363,654
Unevaluated oil and natural gas properties	5,004	4,494
Accumulated depletion, depreciation, and amortization	(89,162)	(59,034)

Total	$431,417	$309,114

Costs Incurred in Oil and Natural Gas Property Acquisition, Exploration and Development Activities

Costs incurred in property acquisition, exploration and development activities were as follows for the periods indicated:

	Years Ended December 31,

	2012	2011

	(In thousands)
Property acquisition costs, proved	$150,194	$85,402
Exploration and extension well costs	42,348	23,435
Development	14,673	16,500

Total	$207,215	$125,337

CINCO GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS

Standardized Measure of Discounted Future Net Cash Flows from Proved Reserves

As required by the FASB and SEC, the standardized measure of discounted future net cash flows presented below is computed by applying first-day-of-the-month average prices, year-end costs and legislated tax rates and a discount factor of 10 percent to proved reserves. The standardized measure does not necessarily provide a reliable estimate of expected future cash flows to be obtained from the development and production of oil and gas properties or of the value of proved oil and gas reserves. The standardized measure is prepared on the basis of certain prescribed assumptions including first-day-of-the-month average prices, which represent discrete points in time and therefore may cause significant variability in cash flows from year to year as prices change.

Oil and Natural Gas Reserves

Users of this information should be aware that the process of estimating quantities of “proved” and “proved developed” oil and natural gas reserves is very complex, requiring significant subjective decisions in the evaluation of all available geological, engineering and economic data for each reservoir. The data for a given reservoir may also change substantially over time as a result of numerous factors including, but not limited to, additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. As a result, revisions to existing reserve estimates may occur from time to time. Although every reasonable effort is made to ensure reserve estimates reported represent the most accurate assessments possible, the subjective decisions and variances in available data for various reservoirs make these estimates generally less precise than other estimates included in the financial statement disclosures.

Proved reserves are those quantities of oil and natural gas that by analysis of geoscience and engineering data can be estimated with reasonable certainty to be economically producible — from a given date forward, from known reservoirs, and under existing economic conditions, operating methods and government regulations — prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

The Cinco Group’s estimated proved reserves were prepared by Memorial Resource internal petroleum reservoir engineers for all periods presented. All proved reserves are located in the United States and all prices are held constant in accordance with SEC rules.

The weighted-average benchmark product prices used for valuing the reserves are based upon the average of the first-day-of-the-month price for each month within the period January through December of each year presented:

	2012	2011

Oil ($/Bbl):
West Texas Intermediate spot (1)	$91.21	$92.71

NGL ($/Bbl):
West Texas Intermediate spot (1)	$91.21	$92.71

Natural Gas ($/MMbtu):
Henry Hub spot (2)	$2.757	$4.118

(1)        The weighted average West Texas Intermediate spot price was adjusted by lease for quality, transportation fees, and a regional price differential.

(2)        The weighted average Henry Hub spot price was adjusted by lease for energy content, compression charges, transportation fees, and regional price differentials.

CINCO GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS

The following tables set forth estimates of the net reserves as of December 31, 2012 and 2011, respectively:

	Year Ended December 31, 2012

	Oil (MBbls)	Gas (MMcf)	NGLs (MBbls)	Equivalent (MMcfe)

Proved developed and undeveloped reserves:

Beginning of year	10,560	132,476	2,053	208,153
Extensions and discoveries	4,690	7,040	212	36,451
Purchase of minerals in place	8,742	9,156	--	61,607
Production	(698)	(6,600)	(42)	(11,044)
Sales of minerals in place	(4,214)	(4,207)	--	(29,492)
Revision of previous estimates	(989)	(17,497)	287	(21,696)

End of year	18,091	120,368	2,510	243,979

Proved developed reserves:
Beginning of year	6,459	86,509	1,457	134,004
End of year	10,949	78,939	1,480	153,512

Proved undeveloped reserves:
Beginning of year	4,101	45,967	596	74,149
End of year	7,142	41,429	1,030	90,467

	Year Ended December 31, 2011

	Oil (MBbls)	Gas (MMcf)	NGLs (MBbls)	Equivalent (MMcfe)

Proved developed and undeveloped reserves:
Beginning of year	4,732	117,948	698	150,528
Extensions and discoveries	1,517	28,774	888	43,204
Purchase of minerals in place	5,104	10,991	--	41,617
Production	(381)	(6,618)	(4)	(8,930)
Sales of minerals in place	(1)	(132)	--	(138)
Revision of previous estimates	(411)	(18,487)	471	(18,128)

End of year	10,560	132,476	2,053	208,153

Proved developed reserves:
Beginning of year	3,193	69,437	607	92,238
End of year	6,459	86,509	1,457	134,004

Proved undeveloped reserves:
Beginning of year	1,539	48,511	91	58,290
End of year	4,101	45,967	596	74,149

Noteworthy amounts included in the categories of proved reserve changes for the years 2012 and 2011 in the above tables include:

•

The Cinco Group acquired 61.6 Bcfe in multiple acquisitions, the largest being the Menemsha Acquisition of 23.9 Bcfe, during the year ended December 31, 2012. During the year ended December 31, 2012, Propel divested 19.0 Bcfe of offshore Louisiana oil and gas properties to an NGP controlled entity. Downward revisions of previous estimates for estimated natural gas proved reserves was primarily the result of a decrease in natural gas prices.

•

The Cinco Group acquired 41.6 Bcfe in multiple acquisitions during the year ended December 31, 2011. Downward revisions of previous estimates for estimated natural gas proved reserves was primarily the result of a decrease in natural gas prices.

See Note 3 for additional information on acquisitions and divestitures.

CINCO GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS

A variety of methodologies are used to determine proved reserve estimates of the Cinco Group. The principal methodologies employed are reservoir simulation, decline curve analysis, volumetric, material balance, advance production type curve matching, petro-physics/log analysis and analogy. Some combination of these methods is used to determine reserve estimates in substantially all of the Cinco Group’s fields.

The standardized measure of discounted future net cash flows is as follows:

	Years Ended December 31,

	2012	2011

	(In thousands)
Future cash inflows	$2,075,635	$1,637,593
Future production costs	(656,589)	(508,404)
Future development costs	(154,946)	(124,899)
Future income tax expense (1)	--	--

Future net cash flows for estimated timing of cash flows	1,264,100	1,004,290
10% annual discount for estimated timing of cash flows	(668,596)	(530,323)

Standardized measure of discounted future net cash flows	$595,504	$473,967

(1)        The Cinco Group is subject to the Texas franchise tax, which has a maximum effective rate of 0.7% of gross income apportioned to Texas. Due to immateriality, the impact of this tax has been excluded for the years ended December 31, 2012 and 2011.

Changes in Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Reserves

The following is a summary of the changes in the standardized measure of discounted future net cash flows for the proved oil and natural gas reserves during each of the years in the two year period ended December 31, 2012:

	Years Ended December 31,

	2012	2011

	(In thousands)
Beginning of year	$473,967	$209,628
Sale of oil and natural gas produced, net of production costs	(51,599)	(40,221)
Purchase of minerals in place	227,855	199,928
Sale of minerals in place	(154,951)	(282)
Extensions and discoveries	158,642	64,715
Changes in income taxes, net	--	--
Changes in prices and costs	(68,813)	19,438
Previously estimated development costs incurred	10,581	4,516
Net changes in future development costs	18,421	20,145
Revisions of previous quantities	(56,236)	(26,565)
Accretion of discount	47,397	20,963
Change in production rates and other	(9,760)	1,702

End of year	$595,504	$473,967